Filed Pursuant to Rule 433

Registration No. 333-147829

December 5, 2007

KRAFT FOODS INC. (“KRAFT”)

Free Writing Prospectus

THIS INFORMATION SUPPLEMENTS THE INFORMATION CONTAINED IN KRAFT’S PRELIMINARY

PROSPECTUS SUPPLEMENT DATED DECEMBER 5, 2007.

Kraft issued the following press release in connection with the filing of this free writing prospectus with the Securities and Exchange Commission:

Kraft Statement on Rumors of Acquisition

NORTHFIELD, Ill.—(BUSINESS WIRE)—Dec. 5, 2007—Kraft Foods (NYSE:KFT) today issued the following statement:

“We don’t typically comment on market rumors, but since these reports come at the same time as the announcement that Kraft intends to access the debt capital markets, we can confirm that we are not in talks to buy Brazilian food maker Perdigao SA.”

Kraft Foods (NYSE: KFT) is one of the world’s largest food and beverage companies, with annual revenues of more than $34 billion. For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in 155 countries, including six brands with revenue of more than $1 billion, such as Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Nabisco cookies and crackers; Jacobs coffees and Milka chocolates. Kraft became a fully independent company on March 30, 2007, and is listed in the Standard & Poor’s 100 and 500 indexes. The company is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit the company’s website at http://www.kraft.com.

CONTACT: Kraft Foods

Media

Lisa Gibons, 847-646-4538

Cec@kraft.com

or

Investors

Chris Jakubik, 847-646-5494

Chris.Jakubik@kraft.com

SOURCE: Kraft Foods

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The information contained in, or that can be accessed through, the company’s website is not part of this free writing prospectus.

Kraft has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Kraft has filed with the SEC for more complete information about Kraft and the offering to which the preliminary prospectus supplement dated December 5, 2007 relates.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Kraft, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling

Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman, Sachs & Co. 1-866-471-2526, HSBC Securities (USA) Inc. at 1-866-811-8049, J.P. Morgan Securities Inc. at 212-834-4533 or UBS Securities LLC at 1-888-722-9555 ext. 337-1088.